Exhibit 99.24

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror or the Company nor is it a solicitation of any vote or approval in any jurisdiction.

Caterpillar Inc.	Caterpillar (Luxembourg) Investment Co. S.A.
(A Delaware corporation)	(Incorporated in Luxembourg with limited liability)

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 8043)

JOINT ANNOUNCEMENT

VOLUNTARY CONDITIONAL OFFER BY
CITIGROUP GLOBAL MARKETS ASIA LIMITED ON BEHALF OF
CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CATERPILLAR
INC.,
TO ACQUIRE ALL OF THE ISSUED SHARES IN THE SHARE
CAPITAL OF
ERA MINING MACHINERY LIMITED
AND
FOR THE CANCELLATION OF ALL THE OUTSTANDING
SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

EXPECTED DATE OF WITHDRAWAL OF LISTING

Financial Adviser to the Offeror and Caterpillar	Joint Financial Advisers to ERA

It is expected that withdrawal of listing of the ERA Shares will take effect from 9:00 a.m. on 4 October 2012, subject only to the Offeror acquiring all of the Outstanding Shares on the Completion Date and the Grand Court not ordering otherwise.

1.                                      INTRODUCTION

Reference is made to: (i) the composite document dated 30 April 2012 jointly issued by the Offeror, Caterpillar and ERA in relation to the Share Offer and Option Offer (the “Composite Document”); (ii) the announcement jointly issued by the Offeror, Caterpillar and ERA on 4 June 2012 announcing the closing of the Share Offer; and (iii) the announcement jointly issued by the Offeror, Caterpillar and ERA on 30 August 2012 announcing the despatch of the Compulsory Acquisition Notices (collectively, the “Announcements”).

Terms defined in the Composite Document and the Announcements have the same meanings herein unless the context requires otherwise.

2.                                      EXPECTED DATE OF WITHDRAWAL OF LISTING

ERA has applied to the Stock Exchange to voluntarily withdraw the listing of the Shares from GEM under Rule 9.23(1) of the Listing Rules. Unless, on an application made by any ERA Shareholder holding Outstanding Shares to the Grand Court of the Cayman Islands (“Grand Court”) within one month from 30 August 2012, the Grand Court thinks fit to order otherwise, the Offeror will acquire, on 3 October 2012 (the “Completion Date”), all of the Outstanding Shares and ERA will become a wholly-owned subsidiary of the Offeror.

It is expected that withdrawal of listing of the Shares will take effect from 9:00 a.m. on 4 October 2012, subject only to the Offeror acquiring all of the Outstanding Shares on the Completion Date and the Grand Court not ordering otherwise.

A further announcement in relation to the completion of the Compulsory Acquisition and the withdrawal of the Shares will be made as soon as practicable.

All time references contained in this announcement are to Hong Kong time.

By Order of the Board	By Order of the Board
Caterpillar (Luxembourg) Investment Co. S.A.	ERA Mining Machinery Limited
Francois OGGIER	Luis DE LEON
Director	Chairman

Hong Kong, 25 September 2012

This announcement does not constitute an offer or an invitation to purchase any securities. The Share Offer and Option Offer were made solely by means of the Composite Document and have been closed.

Notice to US holders of Shares:

The Share Offer has been made for the securities of a Cayman company. Information distributed in connection with the compulsory acquisition related to the Share Offer is subject to Hong Kong disclosure requirements, which are different from those of the United States. Other than the financial information of the Caterpillar Group, which has been prepared in accordance with US GAAP, the financial information included in the Composite Document relating to the Share Offer has been prepared in accordance with accounting principles of Hong Kong Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for US holders of Shares to enforce their rights and claims arising out of the US federal securities laws, since the Offeror and ERA are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. US holders of Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

The Loan Notes and the related guarantee have not been, and absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver, will not be, offered, sold or delivered, directly or indirectly into any jurisdiction where to do so would constitute a violation thereof or a violation of any other relevant laws of such jurisdiction.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the compulsory acquisition, before or during the period in which the Loan Note Alternative remains open for election. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

The Offeror Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the ERA Group and the Controlling Shareholders) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the ERA Group and the Controlling Shareholders) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of directors of the Offeror is comprised of Mr. Francois OGGIER, Mr. Christopher HONDA and Mr. Michael CURRAN.

The ERA Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Offeror and its Concert Parties and Citigroup) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the Offeror and its Concert Parties and Citigroup) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the executive directors of ERA are Mr. Luis de Leon, Mr. Robert J Sherack, Mr. Emory WILLIAMS and Mr. LI Rubo; the non-executive directors of ERA are Mr. Edward J Scott, Mr. Kebao Yang and Mr. Qihua Chen.

The Caterpillar Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the ERA Group and the Controlling Shareholders) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the ERA Group and the Controlling Shareholders) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of directors of Caterpillar is comprised of Mr. David L. CALHOUN, Mr. Daniel M DICKINSON, Mr. Eugene V.FIFE, Mr. Juan GALLARDO, Mr. David R GOODE, Mr. Jesse J. GREENE Jr., Mr. Jon M. HUNTSMAN Jr., Mr. Peter A. MAGOWAN, Mr. Dennis A. MUILENBURG, Mr. Douglas R. OBERHELMAN, Mr. William A. OSBORNE, Mr. Charles D. POWELL, Mr. Edward B. RUST Jr., Ms. Susan C. SCHWAB, Mr. Joshua I. SMITH and Mr. Miles D. WHITE.